EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 3 to the Registration Statement on Form S-4 of Chevron Corporation of our report dated March 8, 2005, except for Note 8 as to which the date is May 26, 2005, relating to the financial statements and financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Unocal Corporation’s Current Report on Form 8-K dated May 26, 2005. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
June 28, 2005